Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Holdings Reports No Impact from Chilean Earthquake

Princeton, NJ, February 28—Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, announced that its operations in Chile were not damaged by Saturday’s earthquake and no employees were injured.  Rockwood’s Chemetall Fine Chemical business produces lithium carbonate and other lithium compounds at sites in the Salar de Atacama and La Negra in Chile, both located about 900 miles north of the epicenter of Saturday’s earthquake.

The company is in regular communication with Chemetall management in Chile, and both operations have full capability to maintain normal production schedules.  None of Rockwood’s employees in Chile was injured, and there have been no reported injuries to family members of employees.    In addition, the three ports in northern Chile from which Chemetall ships its product were not damaged by the quake.

Commenting on the event, Seifi Ghasemi, chairman and chief executive of Rockwood said, “We are grateful that none of our employees or family members were hurt. We have had a productive partnership with Chile and its people for the past 30 years.  Our thoughts and concerns are with the people as they work to help the injured and return to normal life in the days and weeks ahead.”

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

Rockwood’s Chemetall unit is a global producer of specialty chemicals, focusing on products and processes for the chemical treatment of metal surfaces and plastics, as well as selected fields of fine chemistry, and is the largest producer of lithium and lithium compounds, with raw material production sites in Chile and Nevada.  Chemetall has a worldwide network of operations in North and South America, Europe, Asia, Australia, and Africa, combining the strength of a global supplier with the flexibility and customer focus of a medium-size company.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as, “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2009 Form 10-K and subsequent filings on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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